Exhibit 99.1

Data Presented on Oncophage® Cancer Vaccine in Recurrent Glioma at SNO 2009

Data From Ongoing Phase 2 Trial Consistent with Survival Outcome Reported in Earlier Phase I Trial

NEW ORLEANS--(BUSINESS WIRE)--October 26, 2009--Antigenics (NASDAQ: AGEN) today announced that the Brain Tumor Research Center at the University of California, San Francisco (UCSF), has presented an update on a Phase 2 clinical trial of Oncophage (vitespen) for recurrent high grade glioma (brain cancer) at the 2009 Joint Meeting of SNO (Society for Neuro-Oncology) and AANS/CNS Section on Tumors 2009 in New Orleans, LA. Data were presented in Sunrise Session #6: Immunotherapy: Current Status of Clinical Trials on Saturday, October 24.

Data reported in the first 20 patients treated with Oncophage show a median survival of 10.1 months. While survival data continues to accrue on all patients in the study, to date six patients (30 percent) have survived at or beyond 12 months. These early data show an improvement in overall survival over the previous long standing historical median survival of 6.5 months, and slightly favorable to the recently reported median survival of 9.2 months1 with bevacizumab (Avastin®) in patients with recurrent high-grade glioma.

“These are encouraging results that suggest activity with Oncophage in this challenging patient population,” said Andrew T. Parsa, MD, PhD, associate professor in the department of neurological surgery at UCSF, and principal investigator of the trial, who presented the update. “Quality of life is particularly important and to date there have been no significant events or toxicity considered attributable to the vaccine. The recent expansion of our trial to additional sites will help validate these initial results through increased accrual “

Study Details

The Phase 2 single-arm trial is designed to enroll about 50 patients with recurrent high-grade glioma. The overall goal of this NIH-sponsored, investigator-initiated, open-label study is to evaluate median overall survival, progression-free survival and immunologic response to vaccine treatment.

Patients undergo surgery to remove their tumors, which are then used to manufacture their patient-specific vaccines. Patients receive four weekly doses of Oncophage and then bi-weekly doses thereafter in the absence of disease progression, unacceptable toxicity, or vaccine depletion.

To date, side effects observed in this study have been minor and have included injection-site reaction, fatigue, and headaches. The trial is supported through a grant from the National Institutes of Health.

An additional Phase 2 study is underway evaluating Oncophage in combination with Temodar® (temozolomide) in newly diagnosed glioma patients.

About Oncophage

Antigenics has treated nearly 800 patients in clinical trials throughout North America and Europe with Oncophage produced in their commercial facility located in Lexington, Massachusetts. Studies with Oncophage have demonstrated efficacy signals in multiple cancers, including melanoma, glioma, colorectal, pancreatic, renal cell carcinoma, gastric cancer and non-hodgkins lymphoma.

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate-risk for disease recurrence. Pre-commercial launch activities are ongoing.

Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in Phase 2 trials in recurrent and newly diagnosed glioma.

Oncophage received fast track and orphan drug designations from the US Food and Drug Administration (FDA) for both kidney cancer and metastatic melanoma as well as orphan drug designation from the EMEA for kidney cancer. In 2009, Oncophage also received orphan drug designations from the FDA and EMEA for glioma.

In April 2009, the World Vaccine Congress named Oncophage as the best therapeutic vaccine.

About Brain and Spinal Cord Tumors

The American Cancer Society estimates that 22,070 malignant tumors of the brain or spinal cord will be diagnosed during 2009 in the United States, and that about 12,920 people will die from these tumors. Primary malignant brain tumors are uniformly fatal, and the five-year survival rate for the highest grade of malignant glial neoplasm, glioblastoma multiforme, is less than 2 percent. Brain and spinal cord tumors account for about 1 percent of all cancers and 2 percent of all cancer-related deaths.

About UCSF

UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. For more information, please visit www.ucsf.edu.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding the potential of Oncophage to improve overall survival and the potential advantage of Oncophage in effectively generating an immune response. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, that the results of the Phase 2 trial of Oncophage in glioma may be unfavorable; even if the results from this trial are positive, significant additional trials, the outcome of which are uncertain, would be required before submitting an application for marketing approval; decisions by regulatory agencies; and the factors described under the Risk Factors section of Antigenics’ Form 10-Q as filed with the Securities and Exchange Commission for the quarter ended June 30, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

1 Friedman HS, Prados MD, Wen PY, et al. Bevacizumab alone and in combination with irinotecan in recurrent glioblastoma. Journal of Clinical Oncology 2009;27:4733-4740.

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